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                                                                   EXHIBIT 23(A)





The Board of Directors
First Bancorporation of Ohio





We consent to incorporation by reference in Registration Statement Nos. 33-7266, 33-47074, 33-47147 and 33-57076 on Forms S-8, and
Registration Statement No. 33-51401 on Form S-4, of First Bancorporation of Ohio of our report dated January 18, 1994, relating to the consolidated balance sheets of First Bancorporation of Ohio and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended, which report appears in the 1993 annual report on Form 10-K of First Bancorporation of Ohio.




/s/ Coopers & Lybrand

Akron, Ohio
March 15, 1994